SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(D) of the
Securities Exchange Act of 1934

July 27, 2017
(Date of earliest event reported)

BALL CORPORATION
(Exact name of Registrant as specified in its charter)

Indiana	001-07349	35-0160610
(State of	(Commission	(IRS Employer
Incorporation)	File No.)	Identification No.)

10 Longs Peak Drive, P.O. Box 5000, Broomfield, CO 80021-2510
(Address of principal executive offices, including ZIP Code)

(303) 469-3131
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8‑K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
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Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b‑2 of the Securities Exchange Act of 1934 (§240.12b‑2 of this chapter).

Emerging growth company	□
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
□

Ball Corporation
Current Report on Form 8‑K
Dated July 27, 2017

Item 2.05.  Costs Associated with Exit or Disposal Activities.

On July 27, 2017, and as a follow up to its March 2, 2017, press release, the Company confirms that it will cease production at its Recklinghausen, Germany, facilities on July 31, 2017. Additionally, an agreement with the facilities' Works Council(s) has been reached allowing for the permanent closure of the Recklinghausen beverage container and end production facilities, which employ approximately 360 individuals.

As a result of the closures, an after-tax charge of approximately €62 million is expected to be recorded in the Company's results. Approximately 80% of the charge will be for employee severance, placement, pension and other employee benefit costs, approximately 10% will be for equipment removal and cleanup costs and approximately 10% will be for accelerated depreciation and write-downs to net realizable value of certain fixed assets, related spare parts and inventory. All charges are expected to be incurred through the end of the second quarter of 2018.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BALL CORPORATION
(Registrant)

By:	/s/ Scott C. Morrison
	Name:	Scott C. Morrison
	Title:	Senior Vice President and Chief Financial Officer

Date: July 27, 2017